Exhibit 99.1
Genitope Corporation Announces Financial Results for Fourth Quarter and Year Ended December 31, 2005
REDWOOD CITY, Calif., March 31, 2006 PRNewswire-FirstCall/ — Genitope Corporation (Nasdaq: GTOP) today reported financial results for the fourth quarter and year ended December 31, 2005.
2005 Corporate Progress and Outlook
“2005 was a very important year for Genitope Corporation,” said Dan W. Denney Jr., Ph.D., Genitope Corporation’s chairman and chief executive officer. “All of the patients in our pivotal Phase 3 trial of MyVax® personalized immunotherapy for patients with previously untreated follicular non-Hodgkin’s lymphoma (fNHL) completed their course of immunization and are now in follow-up. We are looking forward to the planned second interim analysis of the data in this trial in mid-year 2006.”
Additional Phase 2 data for MyVax® personalized immunotherapy for fNHL was presented at the American Society of Hematology Meeting in December of 2005. While the patient data in the 21-patient trial already reached its median time-to-progression in 2004, nine of the 21 patients in this trial remained progression-free as of their last clinical follow-up at 56 to 78 months post-chemotherapy. Furthermore, 19 of the 21 evaluated patients scored in the intermediate or high-risk prognostic groups according to the Follicular Lymphoma International Prognostic Index (FLIPI), including eight of the nine patients who remain in remission as of their last follow-up.
In December 2005, Genitope announced that it is developing a panel of monoclonal antibodies directed against specific epitopes in the variable regions of the B-cell receptor. This panel of monoclonal antibodies potentially represents a novel, more personalized approach than current monoclonal antibody therapies for treating non-Hodgkin’s lymphoma (NHL) and may lend itself to an off-the-shelf therapy that does not require customization.
Financial Results
For the fourth quarter of 2005, Genitope Corporation reported total operating expenses of $9.7 million and a net loss of $8.8 million, or $0.31 per share. This compares to total operating expenses of $7.2 million and a net loss of $6.8 million, or $0.28 per share, for the fourth quarter of 2004. The increase in operating expenses reflected increased staffing levels, increased expenses related to additional corporate infrastructure and other operating costs required to support the Company’s growth, as well as increased rent expense associated with new lease agreements for the Company’s new manufacturing facility and corporate headquarters.
For the year ended December 31, 2005, Genitope Corporation reported total operating expenses of $33.5 million and a net loss of $30.4 million, or $1.08 net loss per share. This compares to total operating expenses of $27.7 million and a net loss of $27.0 million, or $1.31 per share, for the year ended December 31, 2004. The increase in operating expenses for the current year versus the prior year was a result of the same factors as noted above for the fourth quarter. These expense increases for the year were partially offset by higher interest income in 2005 compared to 2004, due to higher average monthly balances for cash, cash equivalents and marketable securities during 2005 relative to 2004.

In the course of conducting the audit of Genitope Corporation’s year-end financial statements, the company’s policy with respect to accounting for the leases for the company’s new manufacturing facility and corporate headquarters was reassessed. Following extensive discussions between management and PricewaterhouseCoopers LLP, Genitope Corporation’s independent registered public accounting firm, it was determined that the company had not properly applied the provisions of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” in accounting for these lease agreements. Proper application of the provisions of EITF 97-10 to this transaction required the Company to restate its previously issued second and third quarter of 2005 financial statements.
The impact of the changes to the second and third quarter statement of operations resulting from the restatement is a reduction in the net loss for second quarter of $.7 million, or $.02 per basic and diluted share, and for the third quarter of $1.4 million, or $.05 per basic and diluted share. The restatement had a significant non-cash impact on the company’s balance sheet and had no impact on cash flows as previously reported. For further detail, please refer to the company’s Form 10-K for 2005 filed today with the Securities and Exchange Commission.
As of December 31, 2005, Genitope Corporation had cash and cash equivalents and marketable securities of $81.1 million, inclusive of $38.8 million that secures a letter of credit related to the build-out costs of the company’s new manufacturing and corporate headquarter facility and is restricted as to its use.
Additional Recent Corporate Progress and Outlook
“Since the beginning of 2006, Genitope Corporation has completed an extremely successful follow-on public offering that raised over $58 million,” added Denney. We are now well positioned to optimize development of our lead product candidate, MyVax® personalized immunotherapy, as well as rapidly advance our monoclonal antibody project and expand our commercialization infrastructure.”
“We have also initiated our planned Phase 2 clinical trial of MyVax® personalized immunotherapy in Chronic Lymphocytic Leukemia (CLL). Based on the body of scientific and clinical evidence to date, we believe that MyVax® personalized immunotherapy has significant potential to treat this disease, for which there are currently no optimal treatment options.
John Vuko, Genitope Corporation’s chief financial officer, provided the following comments: “We are moving forward with our plans to grow our development, administrative and commercialization infrastructure. We signed leases for a new commercial manufacturing facility and corporate headquarters in mid-2005 and initiated the build-out in the fourth quarter of 2005. We anticipate that cash consumption will increase in 2006 as we move forward in these areas.”
About Genitope Corporation
Genitope Corporation (Redwood City, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. For more information on the company, please log on to http://www.genitope.com.

Forward-Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements about the timing of the initiation of the second interim analysis of data in Genitope Corporation’s Phase 3 clinical trial, the planned growth of its development, administrative and commercialization infrastructure, the anticipated increase of cash consumption in 2006, the potential efficacy of MyVax® personalized immunotherapy for the treatment of NHL and CLL, the potential efficacy of the panel of monoclonal antibodies that we are developing, the rate at which we will advance our monoclonal antibody project and expand our commercialization infrastructure and the anticipated timing, scope and potential outcome of Genitope Corporation’s Phase I/II clinical trial of MyVax® personalized immunotherapy for the treatment of CLL. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks relating to the progress, timing and results of Genitope Corporation’s clinical trials and other research and development activities, risks relating to the manufacturing of MyVax® personalized immunotherapy and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed by Genitope Corporation with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

					Cumulative
					Period from
					15-Aug-96
	Three Months Ended		Twelve Months Ended		(date of inception)
	{December 31		December 31		to December 31,
	2005	2004	2005	2004	2005
Operating expenses:
Research and development	$7,370	$5,769	$25,867	$22,571	$100,933
Sales and marketing	1,116	484	2,704	1,793	7,427
General and administrative	1,211	929	4,938	3,356	17,522

Total operating expenses	9,697	7,182	33,509	27,720	125,882

Loss from operations	(9,697)	(7,182)	(33,509)	(27,720)	(125,882)
Loss on extinguishment of convertible notes and cancellation of Series E convertible preferred stock	—	—	—	—	(3,509)
Interest expense	(24)	(1)	(26)	(4)	(3,008)
Interest and other income, net	958	334	3,111	698	5,593

Net loss	(8,763)	(6,849)	(30,424)	(27,026)	(126,806)

Dividend related to issuance of convertible preferred shares and the beneficial conversion feature of preferred stock	—	—	—	—	(18,407)

Net loss attributable to common stockholders	$(8,763)	$(6,849)	$(30,424)	$(27,026)	$(145,213)

Basic and diluted net loss per share attributable to common stockholders	$(0.31)	$(0.28)	$(1.08)	$(1.31)

Shares used in computing basic and diluted net loss attributable to common stockholders	28,384	24,165	28,271	20,683

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and marketable securities	$42,358	$116,509
Prepaid expenses and other current assets	2,210	1,101
Total current assets	44,568	117,610

Restricted cash and marketable securities	38,762	—
Property and equipment, net	31,065	2,196
Other assets	1,000	59

Total assets	$115,395	$119,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4,084	2,073
Accrued and other current liabilities	4,128	1,502
Lease Financing Liability — current	4,400	—
Current lease obligations	24	46
Total current liabilities	12,636	3,621

Lease Financing Liability — noncurrent	14,997	—
Accrued Interest — noncurrent	790	—
Noncurrent lease obligations	24	48

Total liabilities	28,447	3,669

Stockholders’ equity:
Common stock, $0.001 par value, 65,000,000 shares authorized; Issued and outstanding: 28,454,385 shares at December 31, 2005 and 28,191,145 shares at December 31, 2004	28	28
Additional paid-in capital	232,620	231,784
Deferred stock-based compensation	(166)	(733)
Accumulated other comprehensive loss	(321)	(94)
Deficit accumulated during the development stage	(145,213)	(114,789)
Total stockholders’ equity	86,948	116,196

Total liabilities and stockholders’ equity	$115,395	$119,865